Exhibit 99.2

Apogent Technologies Inc.

Offer to Exchange

Floating Rate Senior Convertible Contingent Debt SecuritiesSM* (CODESSM*)
Due 2033 (CUSIP No. 03760AAJ0)
for Floating Rate Convertible Senior Debentures Due 2033
and
Solicitation of Consents
to the Proposed Amendment to the Registration Rights Agreement
relating to the
Floating Rate Senior Convertible Contingent Debt Securities due 2033

May 28, 2004

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

       Apogent Technologies Inc. (“Apogent”) is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus dated May 28, 2004 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed related letter of transmittal (the “Letter of Transmittal”) and consent, to exchange (the “Exchange Offer”) an aggregate principal amount of up to $345,000,000 of its new Floating Rate Convertible Senior Debentures due 2033 for a like principal amount of its issued and outstanding Floating Rate Senior Convertible Contingent Debt Securities due 2033 (“the “Old Floating Rate CODES”). In connection with the Exchange Offer, Apogent is soliciting consents (the “Consent Solicitation”) to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES subject to the terms and conditions described in the Prospectus and the Letter of Transmittal.

       We are requesting that you contact your clients for whom you hold Old Floating Rate CODES regarding the Exchange Offer and Consent Solicitation. For your information and for forwarding to your clients for whom you hold Old Floating Rate CODES registered in your name or in the name of your nominee, or who hold Old Floating Rate CODES registered in their own names, we are enclosing the following documents:

1. Prospectus dated May 28, 2004;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A form of letter which may be sent to your clients for whose account you hold Old Floating Rate CODES registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer and Consent Solicitation;

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

       YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2004, UNLESS EXTENDED BY APOGENT. THE TERM “EXPIRATION TIME” MEANS THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER AND CONSENT SOLICITATION IS EXTENDED. OLD FLOATING RATE CODES TENDERED PURSUANT TO THE EXCHANGE OFFER, AND THE CONSENT GIVEN TO THE PROPOSED AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT THEREBY, MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION TIME.

*	“Convertible Contingent Debt Securities” and “CODES” are service marks of Lehman Brothers Inc.

       A holder of Old Floating Rate CODES that tenders its Old Floating Rate CODES will, by the act of tendering, be consenting to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES in order to terminate Apogent’s obligations to register the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES for resale under the Securities Act of 1933. A holder of Old Floating Rate CODES may not withhold its consent to the proposed amendment if it tenders its Old Floating Rate CODES in the Exchange Offer.

       Subject to consummation of the Exchange Offer, if a holder of Old Floating Rate CODES validly tenders its Old Floating Rate CODES, and consents to the proposed amendment to the registration rights agreement thereby, and does not withdraw its tender and consent prior to the Expiration Time, Apogent will pay to the holder an exchange fee equal to 0.25% of the principal amount of the Old Floating Rate CODES validly tendered by the holder and an additional consent fee of 0.60% of the principal amount of the Old Floating Rate CODES validly tendered by the holder. If a holder’s Old Floating Rate CODES are not received by the Exchange Agent prior to the Expiration Time, the holder will not receive the exchange or consent fees.

       To participate in the Exchange Offer, and consent thereby, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or, in the case of a book-entry transfer, an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Floating Rate CODES, or a timely confirmation of book-entry transfer of such Old Floating Rate CODES into the Exchange Agent’s account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

       Apogent will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Floating Rate CODES held by them as nominee or in a fiduciary capacity. Apogent will pay or cause to be paid all transfer taxes applicable to the exchange of Old Floating Rate CODES pursuant to the Exchange Offer and Consent Solicitation, except as set forth in the Instructions to the Letter of Transmittal.

       Any requests for additional copies of the enclosed materials should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal. A holder of Old Floating Rate CODES may also contact Innisfree M&A Incorporated or Goldman, Sachs & Co. at their respective telephone numbers set forth below, or such holder’s broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:	The Dealer-Manager for the Exchange Offer is:
Innisfree M&A Incorporated	Goldman, Sachs & Co.
Banks and brokers, call collect:	Banks and brokers, call collect:
(212) 750-5833	(212) 902-1697
All others, call toll-free:	All others, call toll-free:
(888) 750-5834	(800) 471-7731

Very truly yours,

APOGENT TECHNOLOGIES INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF APOGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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